EXHIBIT 11

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                  Three Months Ended       Nine Months Ended
                                                                                      September 30,           September 30,
                                                                                 ---------------------    ---------------------
                                                                                      2000        1999         2000        1999
                                                                                  --------   ---------    ---------    --------
Numerator:
     Net income (loss)                                                            $ 71,037   $  (4,330)   $ 201,579    $219,582
                                                                                  ========   =========    =========    ========
     Numerator for basic earnings per share -- income available to
        common stockholders                                                       $ 71,037   $  (4,330)   $ 201,579    $219,582
     Effect of dilutive securities:
        Elimination of interest and amortization on 3.25% Convertible
            Subordinated Debentures due 2003, less the related
            effect of the provision of income taxes                                    -- (1)       -- (1)       -- (1)      -- (1)
                                                                                  --------   ---------    ---------    --------
     Numerator for diluted earnings per share -- income available to
        common stockholders after assumed conversion                              $ 71,037   $  (4,330)   $ 201,579    $219,582
                                                                                  ========   =========    =========    ========

Denominator:
     Denominator for basic earnings per share -- weighted-average
        shares                                                                     385,615     412,874      385,960     415,341
     Effect of dilutive securities:
        Net effect of dilutive stock options                                         3,668       5,230        4,672       6,981
        Restricted shares issued                                                       750         300          750         300
        Assumed conversion of 3.25% Convertible Subordinated
            Debentures due 2003                                                        -- (1)       -- (1)       -- (1)      -- (1)
                                                                                  --------   ---------    ---------    --------
                Dilutive potential common shares                                     4,418       5,530        5,422       7,281
                                                                                  --------   ---------    ---------    --------
     Denominator of diluted earnings per share -- adjusted
        weighted-average shares and assumed conversions                            390,033     418,404      391,382     422,622
                                                                                  ========   =========    =========    ========

Basic earnings (loss) per share                                                   $   0.18   $   (0.01)   $    0.52    $   0.53
                                                                                  ========   =========    =========    ========

Diluted earnings (loss) per share                                                 $   0.18   $   (0.01)   $    0.52    $   0.52
                                                                                  ========   =========    =========    ========



(1)  The effect of these securities was antidilutive for all periods presented.